UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2022

SAGA COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-11588	38-3042953
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

73 Kercheval Avenue
Grosse Pointe Farms, MI	48236
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (313) 886-7070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SGA	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.Other Events.

Dividend Announcements

On December 7, 2022, Saga Communications, Inc. (the “Company” or “Saga”) issued a press release announcing that the Company’s Board of Directors has declared a quarterly cash dividend of $0.25 per share and a special cash dividend of $2.00 per share on its Class A Common Stock to be paid on January 13, 2023, to shareholders of record on December 21, 2022. The aggregate amount of the payment to be made in connection with these combined dividends will be approximately $13.6 million and will be funded by cash on the Company’s balance sheet.

In addition, the Board of Directors adopted a new variable dividend policy for the allocation of cash flows aligned with the Company’s goals of maintaining a strong balance sheet, increasing cash returns to shareholders, and continuing to grow the Company through strategic acquisitions. Under the new policy, in addition to any quarterly and special dividends paid, the Company will declare an additional dividend in the second quarter of each year of 70% of the preceding year’s annual Free Cash Flow, as reported in the Company’s fourth quarter earnings release, net of acquisitions, special and quarterly dividends, debt paydowns and debt issuance costs and stock buybacks.

The Company currently intends to declare regular quarterly cash dividends, special dividends, variable dividends, and stock buybacks in the future consistent with its goals as previously stated. The declaration and payment of any future dividend, whether fixed, special, or based upon the variable policy, will remain at the full discretion of the Company’s Board of Directors and will depend upon the Company’s financial results, cash requirements, future expectations, and other factors that the Company’s Board of Directors finds relevant at the time of considering any potential dividend declaration.

A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Changes to Board Leadership

The Company also announced that Warren S. Lada has been elected as the Chairman of the Company’s Board of Directors. Mr. Lada has been a member of the Board of Directors since May 2018, after serving as Chief Operating Officer of the Company from March 2016 to June 2018 and, more recently, as Interim President and Chief Executive Officer of the Company from August 21, 2022 to December 6, 2022. Mr. Lada will replace Gary G. Stevens, who has been serving as Interim Chairman of the Board since August 24, 2022. Mr. Stevens will continue to serve as a member of the Board of Directors.

In addition, the Company announced that Christopher Forgy, the Company’s President and Chief Executive Officer, has been appointed as a director of the Company to fill the Board vacancy created by the passing of Edward K. Christian. Mr. Forgy is not expected to be named to any committees of the Board. These announcements are also included in the press release filed as Exhibit 99.1 hereto.

Update on Strategic Initiatives

Saga remains committed to acquiring, developing and operating its broad portfolio of broadcast properties, which at present covers 27 markets by means of 79 FM radio stations, 35 AM radio stations and 80 metro signals. Consistent with this mission, over the past several months the Board and management team of the Company, assisted by legal and financial advisors, have been exploring new initiatives to create and enhance shareholder value. In the midst of these recent discussions, the Board received and ultimately rejected a confidential, unsolicited and non-binding conditional indication of interest to acquire the Company under two potential transaction structures. The first structure was a cash buyout offer in the range of $30 to $33 per share. The second structure was a merger with the offeror providing the indication of interest in which Saga shareholders would receive $12.47 per share in cash at closing and would own 83.1% of the new combined entity, which would then assume the offeror’s existing debt. In the Board’s judgement, the offeror did not provide sufficient evidence of ability to obtain the required financing under either structure. In either case, based on the structure and highly conditional nature of the offer, the result would have been a takeover of the Company by a smaller broadcaster, to be soon followed by a significant leveraging of the Company’s (or its successor’s) cash and other assets to finance the transaction through borrowing and issuing preferred equity.

The Board did not believe this indication of interest was acceptable given the Board’s view of the fundamental value of the Company and its assets, the assumptions and significant financial contingencies underlying the offer, the longstanding mission of the Company to develop and operate broadcast properties, and the Board’s confidence that the Company can ultimately create more value for shareholders in comparison to the highly conditional offer. In conjunction with the Company’s consultants and legal and financial advisors, the Board will continue to formally review and evaluate all opportunities to enhance shareholder value, including through the new variable dividend policy as well as future acquisitions of additional broadcast properties.

Item 9.01.Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated December 7, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

INDEX OF EXHIBITS

Exhibit No.	Description
99.1	Press Release dated December 7, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ugust
SAGA COMMUNICATIONS, INC.

Dated: December 7, 2022	By:	/s/ Samuel D. Bush
Samuel D. Bush
Senior Vice President and Chief
Financial Officer